                                                                    Exhibit 99.1

                                  NEWS RELEASE

               ASSOCIATED MATERIALS REPORTS FIRST QUARTER RESULTS

CUYAHOGA FALLS, Ohio, May 10 -- ASSOCIATED MATERIALS INCORPORATED ("AMI" or the "Company") today announced first quarter 2004 net sales of $204.3 million, an 84.2% increase over $110.9 million for the same period in 2003. The results for 2004 include the operations of the Company's subsidiary, Gentek Holdings, Inc. ("Gentek"). Gentek, which was acquired by AMI on August 29, 2003, contributed $65.4 million of net sales in the first quarter of 2004.

The net loss for the first quarter of 2004 was $9.1 million. This compares to a net loss of $5.0 million for the same period in 2003. Gentek contributed $0.5 million of net income for the first quarter of 2004.

EBITDA (as defined below) for the first quarter of 2004 was a loss of $4.4 million compared to a loss of $0.4 million for the first quarter of 2003. Gentek contributed $2.7 million of EBITDA in the first quarter of 2004.

Adjusted EBITDA (as defined below) for the first quarter of 2004 was $10.1 million. As compared to EBITDA, Adjusted EBITDA for the first quarter of 2004 excludes a bonus paid to certain members of company management totaling approximately $14.5 million related to the completion of the offering of senior discount notes on March 4, 2004 by the Company's indirect parent company, AMH Holdings, Inc. ("AMH"). A reconciliation of net loss to EBITDA and to Adjusted EBITDA is included below.

Michael Caporale, President and Chief Executive Officer, commented, "I am very pleased with our first quarter results. We continued our strong sales momentum from 2003 into the first quarter of this year."

Mr. Caporale continued, "In addition to our excellent operating performance, during the first quarter we successfully completed AMH's offering of senior discount notes. The gross proceeds of $258.3 million from the offering were used to redeem all of AMH's preferred stock, including accrued and unpaid dividends, pay a dividend to AMH's common stockholders, and pay a bonus to certain members of senior management. The completion of this offering allowed us the opportunity to return money to our shareholders while allowing our bondholders an additional opportunity to invest in our company."

RESULTS OF OPERATIONS

Net sales increased 84.2% during the first quarter of 2004 compared to the same period in 2003, driven by increased vinyl window and vinyl siding sales along with net sales from Gentek. Gross profit in the first quarter of 2004 was $50.4 million, or 24.6% of net sales, compared to gross profit of $28.2 million, or 25.4% of net sales, in the first quarter of 2003. The decrease in gross profit margin percentage is primarily due to the impact of the results contributed by Gentek as Gentek's gross margin percentage is typically lower than Alside's as a larger proportion of Gentek's net sales are to independent distributors versus contractors through company-owned distribution centers. Selling, general and administrative expense increased to $59.9 million, or 29.3% of net sales, for the first quarter of 2004 versus $31.3 million, or 28.2% of net sales, for the same period in 2003. The increase in selling, general and administrative expense is a result of the management bonus relating to AMH's offering of senior discount notes, the impact of the acquisition of Gentek, as well as the result of adding two new Alside supply centers in 2004 along with the three new supply centers added in 2003, which had a full quarter of expense in 2004. The loss from operations was $9.5 million in the first quarter of 2004 compared to a loss of $3.1 million for the same period in 2003.

               *                       *                       *

AMI's management will host its first quarter earnings conference call on Monday, May 10th at 11 a.m. Eastern Time. The toll free dial-in number for the call is
(866) 686-6743. A replay of the call will be available through May 17, 2004 by dialing (888) 769-9756 and entering the conference call identification number of 8863442. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company's web site at http://www.associatedmaterials.com.

               *                       *                       *

Associated Materials Incorporated is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. AMI produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing, decking and railing. AMI is a privately held, wholly-owned subsidiary of Associated Materials Holdings Inc., a wholly-owned subsidiary of AMH Holdings, Inc., which is controlled by affiliates of Harvest Partners, Inc. For more information, please visit the company's website at http://www.associatedmaterials.com.

Founded in 1981, Harvest Partners has approximately $1 billion of invested and committed capital, and is focused on management buyouts and growth financings of profitable, middle-market specialty services, manufacturing and value-added distribution businesses, with a particular emphasis on multinational transactions. Harvest has significant capital available through its managed funds, which include numerous U.S. and European industrial corporations and financial institutions. For more information on Harvest Partners please visit its web site at http://www.harvpart.com.

This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to AMI that are based on the beliefs of AMI's management. When used in this press release, the words "may," "will," "should," "expect," "intend," "estimate," "anticipate," "believe," "predict," "potential" or "continue" or similar expressions identify forward-looking statements. Such statements reflect the current views of AMI's management with respect to its operations and results of operations regarding the home building industry, economy, interest rates, availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, raw material costs and availability, national and



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
regional trends in new housing starts, weather conditions, its ability to comply with certain financial covenants in loan documents governing its indebtedness, level of competition within its market, availability of alternative building products, its level of indebtedness, costs of environmental compliance, potential conflict between existing Alside and new Gentek distribution channels, achievement of anticipated synergies and operational efficiencies from the acquisition of Gentek, shifts in market demand, and general economic conditions. These statements are subject to certain risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted.

For Further Information

At the Company:                     At Abernathy MacGregor Group Inc.:
D. Keith LaVanway                   Alison Brandt
Chief Financial Officer             Media
(330) 922-2004                      (212) 371-5999



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
                                                                    Exhibit 99.1



                        ASSOCIATED MATERIALS INCORPORATED
                     CONDENSED STATEMENTS OF OPERATIONS (A)
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                     Quarter           Quarter
                                                      Ended             Ended
                                                     April 3,         March 29,
                                                       2004              2003
                                                    ---------         ---------
Net sales .................................         $ 204,321         $ 110,944

Gross profit ..............................            50,355            28,168

Selling, general and administrative
expense ...................................            59,892            31,310
                                                    ---------         ---------

Loss from operations ......................            (9,537)           (3,142)


Interest, net .............................             6,012             5,438
Foreign currency loss .....................                 6                --
                                                    ---------         ---------
Loss before income taxes ..................           (15,555)           (8,580)
Income taxes ..............................            (6,456)           (3,560)
                                                    ---------         ---------
Net loss ..................................         $  (9,099)        $  (5,020)
                                                    =========         =========

Other Data:
EBITDA (B)(C) .............................         $  (4,437)        $    (425)
Adjusted EBITDA (B)(C) ....................            10,061              (425)

                                                     April 3,         January 3,
                                                       2004              2004
                                                     --------          --------
Selected Balance Sheet Data:
Cash ......................................          $  6,250          $  4,282
Accounts receivable, net ..................           115,889           106,975
Inventory .................................           115,554            97,907
Accounts payable ..........................            73,463            49,881
Accrued liabilities .......................            42,153            53,234
Long-term debt ............................           327,300           305,000

(A) Operating results for the quarter ended April 3, 2004 include the results of the Company's Gentek Holdings subsidiary, which was acquired on August 29, 2003.

(B) EBITDA is calculated as net loss plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers Adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included Adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company's ability to service its debt and / or incur debt and meet the Company's capital expenditure requirements; (ii) internally measure the Company's operating performance; and (iii) determine the Company's incentive compensation programs. In addition, the Company's credit facility has certain covenants that use ratios utilizing this measure of Adjusted EBITDA. The definition of EBITDA under the indenture governing the 9-3/4% notes due 2012 also excludes certain items. Adjusted EBITDA has not been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that Adjusted EBITDA be presented differently in filings made with the SEC than as presented in this release, or not be presented at all. Adjusted EBITDA is not a measure determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net loss (as determined in accordance with GAAP), as a measure of the Company's operating results or cash flows from operations (as determined in accordance with GAAP) or as a measure of the Company's liquidity. The reconciliation of net loss to EBITDA and Adjusted EBITDA is as follows:

                                                        Quarter         Quarter
                                                         Ended           Ended
                                                       April 3,        March 29,
                                                         2004            2003
                                                       --------        --------
      Reconciliation of net loss to EBITDA
      and Adjusted EBITDA (C):
      Net loss ...............................         $ (9,099)       $ (5,020)
      Interest ...............................            6,012           5,438
      Taxes ..................................           (6,456)         (3,560)
      Depreciation and amortization ..........            5,106           2,717
                                                       --------        --------
      EBITDA .................................           (4,437)           (425)
      Management bonus (D) ...................           14,498              --
                                                       --------        --------
      Adjusted EBITDA ........................         $ 10,061        $   (425)
                                                       ========        ========




(C) The 2004 results of operations include the results of Gentek. A reconciliation of Gentek's net income to EBITDA for the quarter ended April 3, 2004 is as follows:

                                                                        Quarter
                                                                          Ended
                                                                        April 3,
                                                                          2004
         Reconciliation of Gentek's net income to EBITDA:
         Net income ...........................................          $  466
         Interest .............................................              35
         Taxes ................................................             329
         Depreciation and amortization ........................           1,841
                                                                         ------
         Gentek's EBITDA ......................................          $2,671
                                                                         ======


(D) Represents a management bonus paid in connection with the completion on March 4, 2004 of AMH's offering of senior discount notes.



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